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        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Exhibit 12.1
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


                                                   Six Months ended
                                                       June 30,
                                                   ----------------
                                                   1995        1994     1994     1993     1992     1991     1990
                                                   ----        ----     ----     ----     ----     ----     ----
Computation of Earnings:
-----------------------
Pretax income from continuing operations           137.0      144.6     182.7     279.8   254.7    208.8    178.7

Adjustments to income:
    Add:  Distributed income
            from less than 50%
            owned companies                          3.8        4.8       7.3       7.1     4.6      3.3      0.0
    Add:  Portion of rent expense
            representative of
            interest expense                         0.0        0.0       0.0       0.0      .6      2.0      1.6
    Add:  Interest incurred
            net of amounts capitalized              73.5       43.7      98.8      89.5    77.4     76.6     59.9
    Add: Amortization of
            interest previously capitalized           .6        0.0        .6       0.0     0.0      0.0      0.0
    Add: Amortization of
            debt issue costs and discount
            or premium on indebtedness                .4         .2        .5        .3     0.0      0.0      0.0
                                                   -----      -----     -----     -----   -----    -----    -----
                 Earnings                          215.3      193.3     289.9     376.7   337.3    290.7    240.2
                                                   -----      -----     -----     -----   -----    -----    -----
Computation of Fixed Charges:
----------------------------
    Interest incurred                               76.5       46.9     104.4      89.5     77.4    76.6     59.9
    Amortization of debt issue costs
            and discount or premium
            on indebtedness                           .4         .2        .5        .3      0.0     0.0      0.0
    Portion of rental expense
            representative of interest               0.0        0.0       0.0       0.0       .6     2.0      1.6
                                                   -----      -----     -----     -----   -----    -----    -----
                 Fixed Charges                      76.9       47.1     104.9      89.8    78.0     78.6     61.5
                                                   -----      -----     -----     -----   -----    -----    -----
    Ratio of Earnings to Fixed Charges               2.8x       4.1x      2.8x      4.2x    4.3x     3.7x     3.9x
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